AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

AMENDMENT (“Amendment”) made as of this 11th day of March 2008 to the employment agreement dated as of January 30, 2005 (the “Employment Agreement”) among Finlay Enterprises, Inc., a Delaware corporation (the “Parent”), Finlay Fine Jewelry Corporation, a Delaware corporation (the “Operating Company”), and Arthur E. Reiner (the “Executive”). The Parent and the Operating Company are hereinafter referred to at times collectively as the “Company”.

WHEREAS, the Company and the Executive have previously entered into the Employment Agreement;

WHEREAS, the Company and the Executive desire to amend the Employment Agreement.

NOW, THEREFORE, effective March 11, 2008, the Employment Agreement is hereby amended as follows:

1. Section 9 of the Employment Agreement is hereby amended to insert a new sentence at the end of the first sentence to read as follows:

“Payment of the Severance Amount pursuant to this Section 9 shall be subject to the Delay Period under Section 15(c) hereof.”

2. Clause (A) of Section 10(b)(ii) of the Employment Agreement is hereby amended to read as follows:

“(F) subject to the Delay Period under Section 15(c), 50% of his Base Salary through the end of the Employment Term,”

3. Clause (F) of Section 10(b)(ii) of the Employment Agreement is hereby amended to read as follows:

“(F) subject to the Delay Period under Section 15(c), the Severance Amount and”

4. Clause (E) of Section 10(c)(i) of the Employment Agreement is hereby amended to read as follows:

“(E) receive the insurance and other benefits provided to Executive under Section 5(b) and 5(e) hereof in accordance therewith, (F) be entitled to receive any amounts earned but unpaid prior to Executive’s date of termination pursuant to Sections 3, 4, and 5(a) hereof (including accrued but unused vacation), which amounts shall be payable within ten (10) days after such termination of employment and (G) receive reimbursement pursuant to Section 7 hereof for eligible expenses incurred prior to Executive’s date of termination, which reimbursements shall be made no later than March 15 of the calendar year next following the calendar year in which such reimbursable expenses are incurred (items (E) through (G), the “Accrued Amounts”), provided that payments pursuant to items (A) through (D) shall be subject to the Delay Period under Section 15(c) hereof.”

5. Section 10(c)(ii) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(ii) Subject to Section 10(f), if Executive’s employment is terminated during the Employment Term (x) by the Company without Cause or by Executive for Good Reason coincident with or following a Change of Control, or (y) by Executive for any reason within ninety (90) days following a Change of Control, Executive shall be entitled to (A) subject to the Delay Period under Section 15(c) hereof, a cash lump sum payment, payable within 10 days after such termination of employment, equal to the product of (x) 2.99 times (y) Executive’s “base amount,” as defined in Section 280G(b)(3) of the Code (the “Executive Base Amount”), (B) subject to the Delay Period under Section 15(c) hereof, all of the Restricted Stock issuable under Sections 4(c) and 6 hereof for the entire stated Employment Term, and (C) the Accrued Amounts. All other benefits, if any, due Executive following Executive’s termination of employment pursuant to this Subsection 10(c)(ii) shall be determined in accordance with the plans, policies and practices of the Company.

Subject to Section 10(f) and the Delay Period under Section 15(c) as applicable, if Executive’s employment is terminated during the Employment Term by the Company without Cause or by the Executive for Good Reason within ninety (90) days prior to a Change of Control, Executive shall (i) continue to be entitled to the benefits and payments provided under Section 10(c)(i) in the form and at the times provided thereunder, plus (ii) be entitled to the benefits and payments provided under Section 10(c)(ii) in the form and at the time provided under Section 10(c)(ii) payable on a Change of Control, solely to the extent that the benefits and payments under Section 10(c)(ii) exceed the benefits and payments under Section 10(c)(i).”

6. Section 10(c)(iii) of the Employment Agreement is hereby amended to include a new subsection (E) following subsection (D) to read as follows:

“(E) the failure of the acquirer or successor corporation following a Change of Control to expressly assume the Company’s obligations under this Agreement and extend the Employment Term so that the unexpired portion thereof is not less than 3 years or otherwise offer Executive a contract on terms no less favorable to Executive than those provided in this Agreement providing for a term lasting at least 3 years.”

7. Section 10(d) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(d) Termination by Executive. If Executive terminates his employment with the Company for any reason during the Employment Term (other than an early termination by Executive under Section 1 hereof, a termination by Executive for Good Reason or a termination by Executive for any reason within ninety (90) days following a Change of Control), Executive shall be entitled to the same payments he would have received if his employment had been terminated by the Company for Cause.”

8. Section 10(e)(ii) of the Employment Agreement is hereby amended to read as follows:

“(ii) during any twelve (12) month period, individuals who at the beginning of such period constituted the Parent Board (together with any new directors whose election by the Parent Board or whose nomination for election by the Parent’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office unless such majority of the directors then in office has been elected or nominated for election by the Principal or his Related Parties or”

9. Section 10(f)(i) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(i) In the event it is determined pursuant to Clause (ii) below, that part or all of the consideration, compensation or benefits to be paid to Executive under this Agreement in connection with Executive's termination of employment whether prior to or following a Change of Control or under any other plan, arrangement or agreement in connection therewith, constitutes a “parachute payment” (or payments) under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments (the “Parachute Amount”) exceeds 2.99 times the Executive Base Amount, the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of Executive shall be reduced in accordance with Clause (iii) below to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount. Notwithstanding the foregoing, if it is determined that stockholder approval of the payment of such compensation and benefits will reduce the applicability of Section 280G of the Code to such payment, promptly after request by Executive, the Company will undertake reasonable efforts to hold such a meeting to obtain such approval or to solicit such approval by written consent, and to obtain such approval.”

10. Section 10(f)(iii) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(iii) If the final determination made pursuant to Clause (ii) of this Section 10(f) results in a reduction of the payments that would otherwise be paid to Executive except for the application of Clause (i) of this Section 10(f), the benefits payable to Executive under 10(c)(ii)(B) shall be eliminated or reduced to the extent necessary in order to not exceed the limitation under Section 10(f)(i), and then to the extent necessary pursuant to Section 10(f)(i), the amounts payable to Executive under Section 10(c)(ii)(A) shall be reduced. Within ten days following such determination, the Parent shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement and shall promptly pay to or distribute to or for the benefit of Executive in the future such amounts as become due to Executive under this Agreement.”

11. The language “Unforeseen Personal Hardship” in Section 10(j) of the Agreement is hereby amended to read as follows:

“for any reason within ninety (90) days following a Change of Control”

12. A new sentence is hereby added to the end of Section 10(j) of the Agreement to read as follows:

“The Executive shall pay the balance of such compensation and benefits expense no later than thirty (30) days following the close of the fiscal year in which the compensation and benefits expense is incurred.”

13. Clause (i) of Section 11(a) is amended to read as follows:

“(i) in the event of a termination of Executive's employment with Cause or Executive's voluntary termination of employment (other than for Good Reason or for any reason within ninety (90) days following a Change of Control), for a period of eighteen months following such termination of employment and”

14. The following language is hereby inserted following “Good Reason” in clause (ii) of Section 11(a):

“or for any reason within ninety (90) days following a Change of Control”

15. A new Section 15 is hereby added to the Agreement to read as follows:

“15. Section 409A of the Code.

(a) It is intended that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, but the Company shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Company. The Company shall have no liability with regard to any failure to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

(c) If Executive is deemed on the date of termination of his employment to be a “specified employee,” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit made subject to this Section 15(c), to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment, the provision of any other benefit or any other distribution of equity that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death (the “Delay Period”). On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, all payments delayed pursuant to this Section 15(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Promptly following the expiration of such six-month period, all compensation suspended pursuant to the foregoing sentence (whether it would have otherwise been payable in a single sum or in installments in the absence of such suspension) shall be paid or reimbursed to Executive in a lump sum.

(d) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.”

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 11th day of March, 2008.

EXECUTIVE

/s/ Arthur E. Reiner
Arthur E. Reiner

FINLAY ENTERPRISES, INC.

By: /s/ Bruce E. Zurlnick
Title: Senior Vice President, Treasurer and Chief
Financial Officer

FINLAY FINE JEWELRY CORPORATION

By: /s/ Bruce E. Zurlnick
Title: Senior Vice President, Treasurer and Chief
Financial Officer